Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Peoples Bancorporation, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statement No. 333-121156, No. 333-121157, No. 333-121158 and No. 333-145470 on Form S-8 of our report dated March 30, 2011, relating to the consolidated balance sheet of Peoples Bancorporation, Inc. and Subsidiaries as of December 31, 2010 and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income and cash flows for the year then ended, which appears in the December 31, 2010 Annual Report on Form 10-K.

s/Elliott Davis LLC

Elliott Davis LLC

Greenville, South Carolina
March 30, 2011